Exhibit 99.1

UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 15, 2025, Quantum Computing Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Luminar Technologies, Inc., a Delaware corporation (the “Seller”) and Luminar Semiconductor, Inc. a Delaware corporation (“LSI”), pursuant to which, the Company agreed to acquire all of the issued and outstanding shares of common stock of LSI from the Seller (the “Acquisition”). The Transaction was completed on February 2, 2026 (the “Closing Date”).

The purchase price was $110.0 million in cash, subject to a dollar-for-dollar adjustment to the extent that the working capital at closing is greater or less than the target working capital of $8.1 million. The consideration paid by the Company at closing consisted of approximately $97.5 million in cash, along with the $11.0 million of funds that were placed with an escrow agent in connection with the signing of the Stock Purchase Agreement. The escrowed amount will remain with the escrow agent to cover certain limited indemnification obligations of the Seller pursuant to the Stock Purchase Agreement until February 2, 2027.

The Acquisition will be accounted for under the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 805, Business Combinations, with the Company representing the accounting acquirer under this guidance. The unaudited proforma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended by Securities and Exchange Commission Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses, and are presented to illustrate the estimated effects of the Acquisition.

The unaudited proforma condensed combined balance sheet is presented as if the transaction had occurred on December 31, 2025 and the unaudited proforma condensed combined statement of operations are presented to give effect to the merger as if it occurred on January 1, 2025.

The estimated purchase price of the Acquisition will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the Closing Date. Any excess value of the estimated consideration transferred over the net assets acquired will be recognized as goodwill. The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, which could have a material impact on the accompanying unaudited proforma condensed combined financial statement presentation.

The unaudited proforma condensed combined financial information, including the notes thereto, should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and LSI’s historical consolidated financial statements included in Exhibit 99.2 of this Current Report on Form 8-K/A. Assumptions underlying the proforma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited proforma condensed combined financial information.

The unaudited proforma condensed combined financial information is based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited proforma condensed combined financial information and related notes are presented for illustrative purposes only, and do not purport to represent what the actual consolidated combined balance sheet or statement of income would have been had the Acquisition occurred on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position. Additionally, the unaudited proforma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies that may result from the Acquisition.

QUANTUM COMPUTING INC. AND SUBSIDIARIES
UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET

(amounts in thousands)

	Quantum Computing Inc. as of December 31, 2025	Luminar Semiconductor, Inc. as of December 31, 2025	Transaction Adjustments		Other Proforma Adjustments	Proforma condensed combined as of December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$737,880	$11,834	$(109,333)	2a	$-	$640,381
Accounts receivable, net of allowance for expected credit losses	519	4,026	(402)	2d	-	4,143
Inventory	352	3,455	(385)	2d	-	3,422
Short term investments	379,421	-	-		-	379,421
Accrued interest receivable	3,634	-	-		-	3,634
Contract assets	-	1,343	(395)	2d		948
Prepaid expenses and other current assets	11,914	154	(11,000)	2b	-	1,068

Total current assets	1,133,720	20,812	(21,515)		-	1,033,017

Property and equipment, net	12,971	3,324	(78)	2d	-	16,217
Operating lease right-of-use assets	2,353	2,031	1,038	2d	-	5,422
Intangible assets, net	6,500	3,225	10,322	2c	-	20,047
Goodwill	55,573	-	86,502	2e	-	142,075
Long-term investments	403,121	-	-		-	403,121
Accrued interest receivable - long term	4,551	-	-		-	4,551
Other non-current assets	131	-	-		-	131

Total assets	$1,618,920	$29,392	$(23,731)		$-	$1,624,581

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	778	406	315	2d	-	1,499
Accrued expenses	9,135	1,049	(445)	2d	-	9,739
Deferred revenue and contract liabilities	395	1,444	(177)	2d	-	1,662
Other current liabilities	766	1,104	(191)	2d	-	1,679
Due to related party	-	84,794	(84,794)	2f	-	-

Total current liabilities	11,074	88,797	(85,292)		-	14,579
					-
Derivative liability	7,773	-	-		-	7,773
Operating lease liabilities, net of current portion	1,808	1,401	755	2d	-	3,964

Total liabilities	20,655	90,198	(84,537)		-	26,316

Stockholders’ equity

Preferred stock	-	-	-		-	-
Common stock	22	-	-		-	22
Additional paid-in capital	1,816,494	45,357	(45,357)	2g	-	1,816,494
Accumulated deficit	(219,156)	(106,163)	106,163	2g	-	(219,156)
Accumulated other comprehensive income	905	-	-		-	905

Total stockholders’ equity	1,598,265	(60,806)	60,806		-	1,598,265

Total liabilities and mezzanine and stockholders’ equity	$1,618,920	$29,392	$(23,731)		$-	$1,624,581

See notes to unaudited proforma condensed combined financial statements

QUANTUM COMPUTING INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands)

	Quantum Computing Inc. Consolidated Statement of Operations and Comprehensive Loss Year Ended December 31, 2025	Luminar Semiconductor, Inc. Statement of Operations Year Ended December 31, 2025	Transaction Adjustments		Other Proforma Adjustments		Proforma condensed combined Year Ended December 31, 2025

Total revenue	$682	$29,779	$-		$-		$30,461

Cost of revenue	615	26,323	815	2i	(1,389)	3a	26,364

Gross profit	67	3,456	(815)		1,389		4,097

Operating expenses
Research and development	20,473	4,369	-		(19)	3a	24,823
Sales and marketing	3,431	2,813	(188)	2i	-		6,056
General and administrative	27,240	6,773	6,431	2h,2i	(392)	3a	40,052
Impairment charges	-	4,842	-		(4,842)	3b	-

Total operating expenses	51,144	18,797	6,243		(5,253)		70,931

(Loss) Income from operations	(51,077)	(15,341)	(7,057)		6,642		(66,833)

Non-operating income (expenses)
Interest and other income, net	20,718	2,480	-		-		23,198
Interest expense	(65)	-	-		-		(65)
Change in fair value of derivative liability	11,750	-	-		-		11,750

(Loss) Income before income tax provision	(18,674)	(12,861)	(7,057)		6,642		(31,950)

Provision for (benefit from) tax provision	-	(1,100)	-		1,100	3c	-

Net (loss) income	$(18,674)	$(11,761)	$(7,057)		$5,542		$(31,950)

Other comprehensive loss:
Unrealized gain on available-for-sale debt securities (net of tax)	905						905
Total comprehensive loss	$(17,769)						$(31,045)

Loss per share:
Basic and Diluted	$(0.11)						$(0.19)

Weighted average shares used in computing net loss per common share:
Basic and Diluted	164,492						164,492

See notes to unaudited proforma condensed combined financial statements

QUANTUM CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of transaction: On February 2, 2026 (the “Closing Date”), the Company completed the acquisition of LSI.

The cash paid at the Closing Date was calculated as follows (in thousands):

Initial purchase price	$110,000
Less adjustments per purchase agreement for working capital and indebtedness	(1,501)
Adjusted purchase price	108,499
Amount prepaid in December 2025	(11,000)
Cash consideration at closing date	$97,499

The table below represents the preliminary purchase price allocation for LSI based on estimates, assumptions, valuations and other analyses as of the Closing Date, that have not been finalized in order to make a definitive allocation. Accordingly, the proforma adjustments to allocate the purchase price will remain preliminary until management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed, and therefore, calculation of goodwill, are dependent upon certain valuation and other studies that have not yet been completed and could differ materially from the amounts presented in the unaudited proforma condensed combined financial statements. The preliminary purchase price is allocated to the tangible and intangible assets and liabilities of LSI based on their estimated fair values, with any excess purchase consideration allocated to goodwill as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$-
Accounts receivable	3,624
Inventory	3,070
Prepaid expenses and other current assets	1,102
Property and equipment, net	3,246
Operating lease right-of-use assets	3,069
Intangible assets, net	13,547
27,658
Liabilities assumed:
Accounts payable	721
Accrued expenses	604
Deferred revenue and contract liabilities	1,267
Other current liabilities	913
Operating lease liabilities, net of current portion	2,156
5,661

Total identifiable net assets acquired	21,997
Goodwill	86,502
Preliminary purchase price	$108,499

For purposes of the unaudited proforma condensed combined balance sheet, the Acquisition is assumed to have been completed on December 31, 2025. Since the purchase price was determined based on cash balances and working capital on the Closing Date, the transaction adjustments include adjustments to cash and working capital amounts to remove assets not acquired in the transaction.

2.	Transaction adjustments: The unaudited proforma condensed combined balance sheet was prepared as if the Acquisition had occurred on December 31, 2025, and the unaudited proforma condensed combined statements of operations and comprehensive loss were prepared as if the Acquisition had occurred on January 1, 2025, and reflect the following adjustments:

a.	To record the cash consideration paid at Closing of $97.5 million and adjust cash to the balance at the Closing Date for the $11.8 million not acquired.

b.	To adjust for the $11.0 million portion of the purchase price prepaid in December 2025.

c.	To eliminate the historical book value of LSI’s intangible assets as of December 31, 2025 and record acquired identifiable intangibles of $13.5 million consisting of Developed Technology, Customer Relationships and Tradename.

d.	To adjust the historical book value of LSI’s assets and liabilities as of December 31, 2025 when the historical book value is different than the fair value on the Closing Date.

e.	To record the goodwill of $86.5 million representing the purchase price in excess of total identifiable net assets acquired.

f.	In conjunction with the Acquisition, the Seller forgave the related party payable of $84.8 million as of December 31, 2025.

g.	To eliminate LSI’s historical common stock and accumulated deficit.

h.	To record transaction expenses of $6.6 million incurred after the proforma balance sheet date.

i.	To record additional amortization expense resulting from purchase accounting.

3.	Other proforma adjustments: The following adjustments reflect nonrecurring items that will not recur beyond twelve months.

a.	To adjust for the $1.8 million payment made by LSI in 2025 in final settlement of a prior acquisition. The amount was expensed during the year end December 31, 2025.

b.	To adjust for impairment charges incurred by LSI during the year ended December 31, 2025.

c.	To adjust for the deferred tax benefit recorded by LSI during the year ended December 31, 2025 that was related to correcting a prior period deferred tax liability.

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